SCHEDULE 14A

                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [_]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement          [_]  Soliciting Material Under Rule
[_]  Confidential, For Use of the              14a-12
     Commission Only (as permitted
     by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials




                          FOODARAMA SUPERMARKETS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)   Title of each class of securities to which transaction applies:

________________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:

________________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

________________________________________________________________________________
4)   Proposed maximum aggregate value of transaction:

________________________________________________________________________________
5)   Total fee paid:

________________________________________________________________________________
[_]  Fee paid previously with preliminary materials:

________________________________________________________________________________
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     1)   Amount previously paid:

________________________________________________________________________________
     2)   Form, Schedule or Registration Statement No.:

________________________________________________________________________________
     3)   Filing Party:

________________________________________________________________________________
     4)   Date Filed:

________________________________________________________________________________

                          FOODARAMA SUPERMARKETS, INC.

                                 922 Highway 33

                               Building 6, Suite 1

                            Howell, New Jersey 07731


                          ----------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                     To Be Held on Wednesday, April 30, 2003
                          ----------------------------

     The Annual Meeting of Shareholders (the "Annual Meeting") of Foodarama Supermarkets, Inc. (the "Company") will be held at the offices of the Company, 922 Highway 33, Building 6, Suite 1, Howell, New Jersey 07731, on Wednesday, April 30, 2003 at 2:00 P.M. (local time), for the following purposes:

      1. To elect Robert H. Hutchins as a member of Class I of the Board of Directors of the Company;

      2. To consider and act upon a proposed amendment to the Company's Restated Certificate of Incorporation, as amended, to provide for the elimination of the classified board of directors of the Company, subject to the satisfaction of certain conditions; and

      3. To transact such other business as may properly come before the Annual Meeting and any postponement or adjournment thereof.

     The Board of Directors has fixed the close of business on March 21, 2003 as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment thereof. A list of shareholders as of the record date will be available to shareholders at the Annual Meeting.

     YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE ANNUAL MEETING ARE REQUESTED TO COMPLETE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH DOES NOT REQUIRE ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU WILL BE PRESENT AT THE ANNUAL MEETING.

                                              By Order of the Board of Directors

                                              /s/ Richard J. Saker

Howell, New Jersey                            Richard J. Saker,
March 31, 2003                                Secretary

                          FOODARAMA SUPERMARKETS, INC.

                                 922 Highway 33

                              Building 6, Suite 1

                            Howell, New Jersey 07731


                          ----------------------------
                                PROXY STATEMENT
                          ----------------------------

                              GENERAL INFORMATION

      This Proxy Statement and the accompanying form of proxy are being mailed to the shareholders of Foodarama Supermarkets, Inc. ("Foodarama" or the "Company") in connection with the solicitation, by and on behalf of the manage-ment of the Company, of proxies to be voted at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the offices of the Company, 922 Highway 33, Building 6, Suite 1, Howell, New Jersey, on Wednesday, April 30, 2003 at 2:00 P.M. (local time) and at all postponements or adjournments thereof.

      The securities entitled to vote at the Annual Meeting consist of shares of Common Stock of the Company with each share of Common Stock entitling its owner to one vote on an equal basis. The number of outstanding shares of Common Stock on March 21, 2003 was 986,867. Only shareholders of record on the books of the Company at the close of business on that date will be entitled to vote at the meeting. The holders of a majority of the outstanding shares of Common Stock, present in person or by proxy and entitled to vote, will constitute a quorum at the meeting. The affirmative vote of a plurality of the shares present in person or represented by proxy and entitled to vote is required for the election of Mr. Hutchins as a Director of the Company and the affirmative vote of the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the combined voting power of the then-outstanding shares of stock of the Company entitled to vote generally in the election of directors, voting together as a single class present in person or represented by proxy and entitled to vote is required for the amendment of the Company's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"). The proxy card provides space for a shareholder to withhold votes for the nominee for the Board of Directors (the "Board of Directors" or the "Board"). All votes will be tabulated by the inspector of election appointed for the Annual Meeting who will separately tabulate affirmative votes, authority withheld for the nominee for Director and any abstentions or broker non-votes. Authority withheld will be counted toward the tabulation of total votes cast in the election of the Director and will have the same effect as a negative vote. Any proxy submitted and containing an abstention or a broker non-vote is not counted as a vote cast on any matter to which it relates and will only be counted for purposes of determining whether a quorum is present at the Annual Meeting.

      All shares of Common Stock represented by properly executed proxies will be voted at the Annual Meeting, unless such proxies have previously been revoked. Unless otherwise instructed, the shares of Common Stock represented by such proxies will be voted "for" the election of management's nominee for Director and the proposed amendment to the Company's Certificate of Incorporation to provide for the elimination of the classified Board, subject to the satisfaction of certain conditions. Management does not know of any other matter to be brought before the Annual Meeting, but it is intended that, as to any such other matter, votes may be cast pursuant to the proxies in accordance with the judgment of the person or persons acting thereunder unless otherwise directed by the shareholders.

      The Company's mailing address is 922 Highway 33, Building 6, Suite 1, Freehold, New Jersey, 07728 and its telephone number is (732) 462-4700. The notice, proxy statement and enclosed form of proxy are being mailed to shareholders on or about March 31, 2003.

      Any shareholder who executes and delivers a proxy may revoke it at any time prior to its use by (a) delivering written notice of such revocation to the Secretary of the Company at its offices; (b) delivering to the Secretary of the Company a duly executed proxy bearing a later date; or (c) appearing at the Annual Meeting and requesting the return of his or her proxy.

      YOU ARE REQUESTED TO COMPLETE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED FOR THAT PURPOSE.

                                 PROXY STATEMENT


PRINCIPAL SHAREHOLDERS

      The following table shows, as of March 21, 2003, the persons known to the Company who owned directly or beneficially more than 5% of the outstanding Common Stock of the Company:

                                                         Amount         Percent
Name of Beneficial Owner                           Beneficially Owned  of Class
-------------------------------------------------------------------------------
Joseph J. Saker (1) (2) (3) (4) .................      187,076           18.6
Estate of Mary Saker (1) (3) ....................       55,798            5.7
Saker Family Corporation (1) (5) ................       85,000            8.6
Richard J. Saker (1) (4) (5) (6) ................      218,303           21.7
Joseph J. Saker, Jr. (1) (5) (7) ................      118,095           12.0
Thomas A. Saker (1) (5) .........................      125,041           12.7
Dimensional Fund Advisors, Inc. (8) .............       81,550            8.3
Arthur N. Abbey (9) .............................      116,400           11.8
Trellus Management Company, LLC (10) ............       51,300            5.2

(1) The address of the foregoing person is c/o Foodarama Supermarkets, Inc., 922 Highway 33, Building 6, Suite 1, Freehold, New Jersey 07728.

(2) Includes 13,378 shares held by the wife of Joseph J. Saker and 31,399 shares willed to him by Mary Saker.

(3) Mary Saker, deceased, was the mother of Joseph J. Saker. 31,399 of her shares have been willed to Joseph J. Saker.

(4) Includes 17,500 shares subject to currently exercisable options or options exercisable within sixty days of March 21, 2003 granted pursuant to the Company's 2001 Stock Incentive Plan (the "2001 Plan"). See "Proposal 2:
     Approval of Amendment to Certificate of Incorporation to Eliminate the Classified Board of Directors."

(5) Includes 85,000 shares held by the Joseph Saker Family Partnership, L.P., a Delaware limited partnership (the "Partnership"). The Saker Family Corporation is the sole general partner (the "General Partner") of the Partnership. Richard J. Saker owns 40% of the outstanding capital stock of the General Partner, and each of Joseph J. Saker, Jr. and Thomas A. Saker owns 30% of the outstanding capital stock of the General Partner. The General Partner owns a 1% interest in the Partnership and has the sole power to sell, transfer or otherwise dispose of the shares of the Company's Common Stock only upon the unanimous consent of all shareholders of the General Partner. On other matters not involving the sale, transfer or other disposition of such shares, the shares of the Company's Common Stock held by the Partnership are voted as directed by the individual shareholders of the General Partner in accordance with their respective ownership interests in the General Partner. Accordingly, the General Partner votes 34,000 shares as directed by Richard J. Saker, 25,500 shares as directed by Joseph
     J. Saker, Jr., and 25,500 shares as directed by Thomas A. Saker on such other matters.

     In addition to their ownership interests in the General Partner, Richard J. Saker, Joseph J. Saker, Jr. and Thomas A. Saker are the beneficiaries of the trust which owns a 99% interest in the Partnership (the "Limited Partner"). Thus, each of Richard J. Saker, Joseph J. Saker, Jr. and Thomas
     A. Saker also has an indirect interest in the Company's Common Stock held by the Partnership by reason of their respective beneficial interests in the Limited Partner. Their beneficial interests in the Limited Partner are in identical proportion to their ownership interests in the General Partner. Richard J. Saker, Joseph J. Saker, Jr. and Thomas A. Saker each disclaim beneficial ownership of shares held by the Partnership in excess of their respective pecuniary interests.

(6) Includes 1,760 shares held by Richard J. Saker's wife and 1,377 shares which are held in a trust for Mr. Saker's son, of which Mr. Saker is the trustee. Mr. Saker disclaims beneficial ownership of the shares described in the preceding sentence.

(7) Includes 2,754 shares which are held in two trusts for the benefit of Mr. Saker's sons, of which Mr. Saker is the trustee. Mr. Saker disclaims beneficial ownership of the shares described in the preceding sentence.

(8) The address of Dimensional Fund Advisors, Inc. ("Dimensional") is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401. Dimensional, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager for certain other investment vehicles, including commingled group trusts. These investment companies and investment vehicles are referred to collectively herein as the "Portfolios." In its role as investment advisor and investment manager, Dimensional possesses both voting and investment power over 81,550 shares of the Company's Common Stock based upon a copy of Schedule 13G filed on February 3, 2003. The Portfolios own all securities reported in the table, and Dimensional disclaims beneficial ownership of such securities.

(9) The address of Arthur N. Abbey is 212 East 39th Street, New York, New York 10016. Based upon a copy of Schedule 13D dated October 9, 2002, Mr. Abbey has sole voting power with respect to these shares.

(10) The address of Trellus Management Company, LLC ("Trellus") is 350 Madison Avenue, Ninth Floor, New York, New York 10017. Trellus is a Delaware limited liability company and is a Delaware registered investment advisor to domestic and offshore hedge funds. Adam Usdan is President of Trellus. Based upon a copy of Schedule 13G dated August 12, 2002, Adam Usdan and Trellus have shared voting power with respect to these shares.

                  FOODARAMA SUPERMARKETS, INC. AND SUBSIDIARIES


SECURITIES OWNED BY MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 21, 2003 by each director and nominee for director of the Company, the executive officers of the Company on such date and the executive officers, nominees for director and directors as a Group. Except as set forth in the footnotes to this table, the shareholders have sole voting and investment power over such shares.

                                                                           Amount          Percent
Name of Beneficial Owner                                             Beneficially Owned    of Class
---------------------------------------------------------------------------------------------------
Joseph J. Saker (1) (2) (3) ......................................        187,076           18.6
Richard J. Saker (1) (2) (4) (5) .................................        218,303           21.7
Joseph J. Saker, Jr. (1) (4) (6) .................................        118,095           12.0
Charles T. Parton (1) (7) ........................................          2,900              *
Albert A. Zager (1) (7) ..........................................          2,000              *
Robert H. Hutchins (1) ...........................................            500              *
Michael Shapiro (1) (8) ..........................................            500              *
Emory A. Altobelli (1) (7) .......................................            525              *
Carl L. Montanaro (1) (9) ........................................            515              *
Robert V. Spires (1) (7) .........................................            500              *
Joseph C. Troilo (1) (9) .........................................            250              *
Directors, Nominees for Director and Executive Officers as a Group
  (11 persons) (2) (3) (4) (5) (6) (7) (8) (9) (10) (11) .........        446,164           43.6

(*)  Less than one percent.

(1) The address of the foregoing person is c/o Foodarama Supermarkets, Inc., 922 Highway 33, Building 6, Suite 1, Freehold, New Jersey 07728.

(2) Includes 17,500 shares subject to currently exercisable options or options exercisable within sixty days of March 21, 2003 granted pursuant to the 2001 Plan. See "Proposal 2: Approval of Amendment to Certificate of Incorporation to Eliminate the Classified Board of Directors."

(3) Includes 13,378 shares held by the wife of Joseph J. Saker and 31,399 shares willed to him by Mary Saker, deceased, the mother of Joseph J. Saker.

(4) Includes 85,000 shares held by the Joseph Saker Family Partnership, L.P., a Delaware limited partnership (the "Partnership"). The Saker Family Corporation is the sole general partner (the "General Partner") of the Partnership. Richard J. Saker owns 40% of the outstanding capital stock of the General Partner, and each of Joseph J. Saker, Jr. and Thomas A. Saker owns 30% of the outstanding capital stock of the General Partner. The General Partner owns a 1% interest in the Partnership and has the sole power to sell, transfer or otherwise dispose of the shares of the Company's Common Stock only upon the unanimous consent of all shareholders of the General Partner. On other matters not involving the sale, transfer or other disposition of such shares, the shares of the Company's Common Stock held by the Partnership are voted as directed by the individual shareholders of the General Partner in accordance with their respective ownership interests in the General Partner. Accordingly, the General Partner votes 34,000 shares as directed by Richard J. Saker, 25,500 shares as directed by Joseph
     J. Saker, Jr. and 25,500 shares as directed by Thomas A. Saker on such other matters.

     In addition to their respective ownership interests in the General Partner, Richard J. Saker, Joseph J. Saker, Jr. and Thomas A. Saker are beneficiaries of the trust which owns a 99% interest in the Partnership (the "Limited Partner"). Thus, each of Richard J. Saker, Joseph J. Saker, Jr. and Thomas A. Saker also has an indirect interest in the Company's Common Stock held by the Partnership by reason of their respective beneficial interests in the Limited Partner. Their beneficial interests in the Limited Partner are in identical proportion to their ownership interests in the General Partner. Richard J. Saker, Joseph J. Saker, Jr. and Thomas A. Saker each disclaim beneficial ownership of shares held by the Partnership in excess of their respective pecuniary interests. See note
     (5) under the table captioned "Principal Shareholders."

(5) Includes 1,760 shares held by Richard J. Saker's wife and 1,377 shares which are held in a trust for the benefit of Mr. Saker's son, of which Mr. Saker is the trustee. Mr. Saker disclaims beneficial ownership of the shares described in the preceding sentence.

(6) Includes 2,754 shares which are held in two trusts for the benefit of Mr. Saker's sons, of which trusts Mr. Saker is the trustee. Mr. Saker disclaims beneficial ownership of the shares described in the preceding sentence.

(7) Includes 500 shares subject to currently exercisable options granted pursuant to the 2001 Plan.

(8)  Owned jointly with Mr. Shapiro's wife.

(9) Includes 250 shares subject to currently exercisable options granted pursuant to the 2001 Plan.

(10) Of the 446,164 shares, directors of the Company own or have rights to acquire 410,779 shares.

(11) Includes 85,000 shares held by the Joseph Saker Family Partnership, L.P., the total number of which shares is also included both in the total number of shares attributed to ownership by Richard J. Saker, and the total number of shares attributed to ownership by Joseph J. Saker, Jr.

      The Company's Third Amended and Restated Revolving Credit and Term Loan Agreement provides that an event of default shall occur if Messrs. Joseph J. Saker and Richard J. Saker together, do not own, beneficially, all voting rights with respect to at least 27% of all of the issued and outstanding Common Stock of the Company.

                                 PROXY STATEMENT


NOMINEE AS A DIRECTOR OF THE COMPANY

      It is the intention of the persons named in the accompanying proxy to vote, unless otherwise instructed, in favor of the election of Robert H. Hutchins as a Class I director for a term expiring at the annual meeting in 2008 or until such time as his successor has been duly elected and qualified.

      If for any reason the said nominee should be unable or unwilling to serve, which is not now anticipated, the proxies will be voted for a substitute nominee who will be designated by the Board. If the proposal to amend the Company's Certificate of Incorporation is approved at the Annual Meeting, and the Certificate of Incorporation is subsequently amended, Robert H. Hutchins' term shall expire at the annual meeting of shareholders in 2004 or at such time as his successor has been duly elected and qualified. If the proposal to amend the Company's Certificate of Incorporation is not approved, Mr. Hutchin's term shall expire at the annual meeting of shareholders in 2008. See discussion under "Proposal 2: Approval of Amendment to Certificate of Incorporation to Eliminate the Classified Board of Directors."

      The following table sets forth certain information relating to the nominee and directors whose terms of office will continue after this Annual Meeting:

                                                                                                      Year First
                                                                                                      Elected a
Name and Age                Principal Occupation                                                       Director
----------------------------------------------------------------------------------------------------------------
Joseph J. Saker (74) ...... Chairman of the Board of the Company                                         1958
Richard J. Saker (51) ..... President and Secretary of the Company                                       1987
Charles T. Parton (61) .... Chairman of the Board--Two River Community Bank, a commercial bank           1995
Albert A. Zager (54) ...... Member--Carton, Arvanitis, McGreevy, Argeris, Zager & Aikins, L.L.C.,        1995
                              Attorneys at Law
Robert H. Hutchins (51) ... President and Managing Director--Hutchins, Farrell, Meyer & Allison, P.A.,   2001
                              Certified Public Accountants

      Mr. Joseph J. Saker has served as President of the Company since its incorporation in 1958 until October 3, 2000 and as Chairman since 1971. In addition to his responsibilities with the Company, he is active in other community affairs.

      Mr. Richard J. Saker, a graduate of St. Joseph's University, has been employed by the Company since 1969 and served as Senior Vice President--Operations from 1984 until 1995, at which time he assumed the position of Executive Vice President--Operations. On October 3, 2000, he was elected President of the Company. He is a member of the Board of Directors of Wakefern Food Corporation ("Wakefern"), a retailer-owned food distribution corporation which provides purchasing, warehousing and distribution services to the Company as well as other shareholder members, and a member of its Finance Committee. Richard J. Saker is the son of Joseph J. Saker.

      Mr. Parton is Chairman of the Board of Two River Community Bank (the "Bank") and has served in that position since May 1, 2000. Prior to assuming that position, he served as President and Chief Executive Officer of the Bank from February 1, 2000 to April 30, 2000. In addition, on March 1, 1999, Mr. Parton began serving and continues to serve as a managing member of TRB, LLC, a financial holding company formed in connection with the incorporation of the Bank. He formerly served as the President of Concord Science and Technology Co., Inc. from May 1997 until February 1999. He has been a financial executive, consultant and Certified Financial Planner for the last nine years and is Executive Vice President and Treasurer of The Parton Corporation. He is also a Director of Kuehne Chemical Co., Inc. (chlorine and caustic soda products).

      Mr. Zager has been a member of Carton, Arvanitis, McGreevy, Argeris, Zager & Aikins, L.L.C., Attorneys at Law, and its predecessors since 1977. He is the Chairman of its Executive and Management Committees. He is President of the Board of Directors of the Center for Holocaust Studies of Brookdale Community College, a founding member of the Board of Directors of the Eastern Monmouth Area Chamber of Commerce Educational Foundation, Inc., and outside General Counsel for Meridian Health System, Inc.

      Mr. Hutchins, CPA, has been the President and Managing Director of Hutchins, Farrell, Meyer & Allison, P.A., a certified public accounting firm, since he founded the firm in 1984. In addition, Mr. Hutchins has been active in community affairs. He is a founder and Chairman of the Board of Trustees of Ocean Housing Alliance, Inc., and has served as an elected Board Member of the Toms River Regional School District and as an appointed member of the Ocean County Mental Health Advisory Board. He is past Chairman of the American Cancer Society-Ocean Unit, Co-chairperson of the American Cancer Society Eastern Region Excalibur and a member of the National American Cancer Society Excalibur Advisory Committee.

                  FOODARAMA SUPERMARKETS, INC. AND SUBSIDIARIES


DIRECTORS' MEETINGS AND COMMITTEES

      The Company held twelve meetings of its Board (including two telephonic meetings) during the fiscal year ended November 2, 2002. No incumbent Director attended fewer than 75% of the total number of meetings held by the Board and Committees of the Board on which he served.

      The Board has appointed Executive, Audit and Stock Option Committees. The Company does not have a compensation committee of the Board. Instead, the full Board acts on matters of compensation. The Executive Committee, which consists of Messrs. Joseph J. Saker and Richard J. Saker, holds periodic meetings as required by the circumstances. The Audit and Stock Option Committees each consist of Messrs. Parton, Zager and Hutchins. During the fiscal year ended November 2, 2002, the Audit Committee held five meetings and there were two meetings of the Stock Option Committee.

Report of the Audit Committee of the Board of Directors

      Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission ("SEC"), in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filing.

Membership and Role of Audit Committee

      The Audit Committee (the "Committee") consists of the following members of the Company's Board: Charles T. Parton, Albert A. Zager and Robert H. Hutchins. Each of the members of the Committee is independent, as that term is defined in the Sarbanes-Oxley Act of 2002 and the American Stock Exchange listing standards. The rules of the American Stock Exchange require that the Committee be comprised of three independent directors. The Committee operates under a written charter adopted by the Board (see below).

      The primary function of the Committee is to provide advice with respect to the Company's financial matters and to assist the Board in fulfilling its oversight responsibilities regarding finance, accounting, tax and legal compliance. The Committee's primary duties and responsibilities are to: 1) serve as an independent and objective party to monitor the Company's financial reporting process and internal control system; 2) engage a firm of independent auditors for the Company each year, as well as review and appraise the audit efforts of the Company's independent accountants and internal audit department;
3) evaluate the Company's quarterly financial performance as well as its compliance with laws and regulations; 4) oversee management's establishment and enforcement of financial policies and business practices; and 5) provide an open avenue of communication among the independent accountants, financial and senior management, counsel, the internal audit department and the Board.

Audit Committee Charter

      The Committee developed an Audit Committee Charter (the "Charter") in consultation with the Company's accounting and finance department, its internal auditor, the Company's independent public accountants and outside general counsel. The Board adopted the Charter on June 7, 2000. The Charter was filed with the SEC on February 26, 2001 as Appendix "A" to the Company's proxy statement delivered in connection with the 2001 annual meeting of shareholders. The 2001 proxy statement can be viewed on the SEC's website at www.sec.gov.

Review of the Company's Audited Financial Statements for the Fiscal Year ended November 2, 2002

      The Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended November 2, 2002 with the Company's management. The Committee has discussed with Amper, Politziner & Mattia, P.C., the Company's independent public accountants, those matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

      The Committee has also received the written disclosures and the letter from Amper, Politziner & Mattia, P.C. required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), and the Committee has discussed the independence of Amper, Politziner & Mattia, P.C. with that firm.

      Based on the Committee's review and discussions noted above, the Committee recommended to the Board that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended November 2, 2002 for filing with the SEC.

Audit Fees

      The Company paid a total of $143,000 in fiscal year 2002 and $131,000 in fiscal year 2001 to Amper, Politziner & Mattia, P.C. for audit services, which included work related to the annual audit and quarterly reviews rendered in fiscal years 2002 and 2001, respectively.

                                 PROXY STATEMENT


Audit Related Fees

      During the last two fiscal years, Amper, Politziner & Mattia, P.C. rendered professional services in connection with a review and analysis of the Company's information systems and sundry accounting consultation projects. The Company paid a total of $31,000 for these services rendered during fiscal year 2002 and a total of $37,000 for these services during fiscal year 2001.

Tax Fees

      The Company paid a total of $34,000 in fiscal year 2002 and $20,000 in fiscal year 2001 to Amper, Politziner & Mattia, P.C. for income tax consultation, including income tax compliance, tax advice and tax planning.

All Other Fees

      Amper, Politziner & Mattia, P.C. did not bill the Company for any other services during fiscal years 2002 or 2001.

      The Committee has considered whether the non-audit services provided by Amper, Politziner & Mattia, P.C., including the services rendered in connection with income tax consultation, were compatible with maintaining its independence and has determined that the nature and substance of the limited non-audit services did not impair the status of Amper, Politziner & Mattia, P.C. as the Company's independent auditors.

Submitted by: Charles T. Parton
              Albert A. Zager
              Robert H. Hutchins


EXECUTIVE OFFICERS OF THE COMPANY

The executive officers of the Company are as set forth below:

Name                           Age   Capacities in Which Served
-------------------------------------------------------------------------------------------------
Joseph J. Saker (1) .......... 74    Chairman of the Board
Richard J. Saker (1) ......... 51    President and Secretary
Michael Shapiro (2) .......... 61    Senior Vice President, Chief Financial Officer and Treasurer
Emory A. Altobelli (3) ....... 62    Senior Vice President--Corporate Subsidiaries and Services
Carl L. Montanaro (4) ........ 61    Senior Vice President--Sales and Merchandising
Joseph J. Saker, Jr. (5) ..... 42    Senior Vice President--Marketing and Advertising
Robert V. Spires (6) ......... 49    Senior Vice President--Human Resources and Labor Relations
Joseph C. Troilo (7) ......... 69    Senior Vice President--Financial Administration, Assistant
                                       Secretary and Assistant Treasurer

(1)  See "Nominee as a Director of the Company."

(2) Mr. Shapiro joined the Company on August 15, 1994 as Senior Vice President, Chief Financial Officer and Treasurer.

(3) Mr. Altobelli has served as Senior Vice President, Corporate Subsidiaries and Services, since June 21, 1995. Prior to that date he served as Senior Vice President, Administration, commencing in June 1990.

(4) Mr. Montanaro has served as Senior Vice President, Sales and Merchandising, since June 21, 1995. From March 1988 to June 1995 he served as Vice President of Sales and Merchandising.

(5) Mr. Joseph J. Saker, Jr. has served as Senior Vice President, Marketing and Advertising since March 1, 2002. From October 2001 to February 28, 2002 he served as a Vice President of Operations. From May 1990 to September 2001, he served as a Director of Operations. Joseph J. Saker, Jr. is the son of Joseph J. Saker.

(6) Mr. Spires has served as Senior Vice President, Human Resources and Labor Relations, since June 21, 1995. From August 1991 to June 1995, he served as Vice President of Human Resources and Labor Relations.

(7) Mr. Troilo has served as Senior Vice President, Financial Administration, since August 1994. From 1974 to August 1994, he served as Senior Vice President, Finance.

                  FOODARAMA SUPERMARKETS, INC. AND SUBSIDIARIES


EXECUTIVE COMPENSATION

The aggregate compensation paid or accrued by the Company during the last three fiscal years ended October 28, 2000, November 3, 2001 and November 2, 2002 to the Chief Executive Officer of the Company and to the four most highly compensated executive officers (other than the Chief Executive Officer) whose compensation in salary and bonus exceeded $100,000 in the last fiscal year (the "Named Officers") is set forth in the following table:

                                                                         Summary Compensation Table
                                                      -----------------------------------------------------------------
                                                         Annual Compensation              All Other Compensation
                                                      -----------------------------------------------------------------
                                                                                                               Shares
                                                                                                             Underlying
                                                                                                              Options/
Name and Principal Position                   Year       Salary       Bonus (1)      SERP (2)    401(k) (3)   SARS (4)
-----------------------------------------------------------------------------------------------------------------------
Joseph J. Saker                               2002      $413,200      $  74,732      $150,100    $3,400
  Chairman and                                2001       395,553        122,176       128,500     3,400        50,000
  Chief Executive Officer                     2000       361,201         69,893       134,400     3,400
Richard J. Saker                              2002      $504,250      $  90,611      $523,000    $3,400
  President, Chief Operating Officer          2001       437,118        132,188       345,000     3,400        50,000
  and Secretary                               2000       374,475         76,742       298,000     3,400
Michael Shapiro                               2002      $203,857      $  28,164      $102,400    $6,150
  Senior Vice President,                      2001       189,351         39,430        88,400     5,421         1,000
  Chief Financial Officer and Treasurer       2000       185,827         25,934        91,700     6,023
Carl L. Montanaro                             2002      $173,758      $  22,692      $ 60,200    $6,006
  Senior Vice President,                      2001       169,367         31,769        53,200     5,321         1,000
  Sales and Merchandising                     2000       153,106         20,896        27,400     5,608
Joseph J. Saker, Jr                           2002      $161,561      $  21,920            --    $5,856
  Senior Vice President,                      2001       146,555         23,700            --     5,180
  Marketing and Advertising                   2000       121,713         12,178            --     4,260

(1) Incentive compensation paid or accrued pursuant to the Company's Incentive Compensation Plans (the "Incentive Plans"). The Incentive Plans were adopted by the Board for each of the fiscal years presented in the table to attract, retain and motivate non-union salaried employees by providing incentive compensation awards in cash. The Board administers the Incentive Plans, which includes designating non-union salaried employees eligible to participate in the Incentive Plans and awarding incentive compensation to the eligible employees, subject to the Company achieving certain specified levels of pre-tax profit. In administering the Incentive Plans, the Board took into account the recommendations of the Company's executive officers, except that determinations made with respect to the Company's Chief Executive Officer and Chief Operating Officer were made solely by the Company's independent directors.

(2) These amounts represent the projected annual benefit at retirement as of the end of each fiscal year for the applicable named executive officer under the Company's Supplemental Executive Retirement Plan (the "SERP"), which was approved by the Board on January 17, 1989. Amounts payable at retirement under the SERP range from 40% to 50% of the employee's highest average compensation over a five-year period less primary Social Security, pension plan benefits and 401(k) benefits and are payable until death, but for a minimum of 120 months. This Plan covers seven executive officers and other key employees and is intended to supplement the Company's retirement benefits. Such amounts are not payable until the earlier of the death, disability or retirement of the covered employee. The Company anticipates paying for benefits as they become due out of current operating income.

     The SERP provides for a pre-retirement death benefit of one-half the amount payable upon retirement, actuarially computed, payable to the employee's beneficiary over 120 months. If the employee dies after retirement, such employee's beneficiary will receive the same benefit the employee would have received if the employee had lived for 120 months. During fiscal 2002, the Company recorded $475,000 of deferred compensation expense with respect to the SERP.

(3) Represents amounts contributed by the Company under its 401(k) Plan (the "401(k) Plan"). The Company maintains a 401(k) Plan for all qualified non-union employees. Employees are eligible to participate in the 401(k) Plan after completing one year of service (1,000 hours) and attaining age
     21. Employee contributions are discretionary to a maximum of 30% of compensation but may not exceed $11,000 per year. The Company has elected to match 25% of the employee's contributions up to 6% of employee eligible compensation not exceeding $200,000. The Company may make additional discretionary contributions. These discretionary contributions amounted to 2% of eligible compensation for the three calendar years ending December 31, 2002.

(4) Represents options to purchase shares of the Company's Common Stock, granted pursuant to the Company's 2001 Plan, described more particularly in Notes 1 and 2 in the table below captioned "Aggregated Option Exercises in the Fiscal Year Ended November 2, 2002 and Year-End Option Values." See "Proposal 2: Approval of Amendment to Certificate of Incorporation to Eliminate the Classified Board of Directors."

                                 PROXY STATEMENT


Option Grants and Exercises During Fiscal Year Ended November 2, 2002

      No options were granted in the Fiscal Year Ended November 2, 2002.

      Aggregated Option Exercises in the Fiscal Year Ended November 2, 2002 and Year-End Option Values are presented below:

                                                         Total Number of Securities         Value of Unexercised
                                                      Underlying Unexercised Options        In the Money Options
                             Shares                         at November 2, 2002           at November 2, 2002 (1)
                           Acquired on    Value       ------------------------------    ----------------------------
Name (2)                    Exercise     Realized     Exercisable     Unexercisable     Exercisable    Unexercisable
--------------------------------------------------------------------------------------------------------------------
Joseph J. Saker ..........     --             --         10,000          40,000            $74,000        $296,000
Richard J. Saker .........     --             --         10,000          40,000            $74,000        $296,000
Michael Shapiro ..........    500         $6,575             --             500                 --        $  3,700
Carl L. Montanaro ........    250         $5,213            250             500            $ 1,850        $  3,700
Joseph J. Saker, Jr. .....     --              --            --              --                 --              --

(1) This represents the difference between the closing price of the Company's Common Stock on November 1, 2002, the last trading day in Fiscal 2002 ($27.00), and the exercise price of the options.

(2) All stock options were granted on August 8, 2001 (the "Grant Date") in accordance with the Company's 2001 Plan. The stock options granted to Messrs. Joseph J. Saker and Richard J. Saker are assignable to any of their respective children or grandchildren who are employed by the Company at the store manager or higher level. The options granted to Messrs. Joseph J. Saker and Richard J. Saker, which include 10,000 shares subject to currently exercisable options, vest quarterly from the Grant Date over a five year period. All other stock options granted vest, per individual, 250 shares on the Grant Date and 250 shares on each anniversary of the Grant Date thereafter for the next three years. See "Proposal 2: Approval of Amendment to Certificate of Incorporation to Eliminate the Classified Board of Directors."

PENSION PLAN

      The Company maintains a defined benefit pension plan for eligible employees. Full vesting occurs after five years of service. Benefits upon retirement prior to age 65 are reduced actuarially. Benefits under the plan are determined by a formula equal to .6% times the highest five consecutive year average of a participant's compensation from the commencement of employment through September 30, 1997, times the total years of service at September 30, 1997. The plan also provides for lump sum payments, which are payable under certain circumstances. The table set forth below specifies the estimated annual benefits payable upon normal retirement at age 65. Pursuant to a resolution adopted by the Board on September 24, 1997, years of service and benefit accruals for participants in the plan were frozen effective September 30, 1997. In lieu of contributions to the defined benefit pension plan for the three calendar years ended December 31, 2002, the Board has approved contributions to the 401(k) Plan in an amount equal to the sum of (a) two percent (2%) of the eligible compensation of 401(k) Plan participants; and (b) $.25 for every $1.00 contributed to the 401(k) Plan by the participants for up to 6% of the participant's eligible compensation. The Company did not make any contributions to the 401(k) Plan prior to freezing benefit accruals under the defined benefit pension plan.

                                 Years of Service at September 30, 1997
--------------------------------------------------------------------------------
Remuneration              15          20           25         30           35
--------------------------------------------------------------------------------
$100,000               $ 7,500     $10,000      $12,500     $15,000     $17,500
125,000                  9,375      12,500       15,625      18,750      21,875
150,000                 11,250      15,000       18,750      22,500      26,250
175,000                 13,125      17,500       21,875      26,250      30,625
200,000                 15,000      20,000       25,000      30,000      35,000
225,000                 16,875      22,500       28,125      33,750      39,375
250,000                 18,750      25,000       31,250      37,500      43,750
275,000                 20,625      27,500       34,375      41,250      48,125
300,000                 22,500      30,000       37,500      45,000      52,500


      For purposes of vesting benefits under the pension plan, the Company has credited Richard J. Saker with 23 years of service; Michael Shapiro with 3 years of service; Joseph J. Saker, Jr. with 21 years of service; and Carl L. Montanaro with 35 years of service. The highest five consecutive year average, or pro-rated portion thereof, of compensation through September 30, 1997 for each of the Company's Named Officers, after giving effect to applicable limitations under the Internal Revenue Code of 1986, as amended, is as follows: Richard J. Saker--$150,000; Michael Shapiro--$150,000, Carl L. Montanaro--$119,000, and Joseph J. Saker, Jr.--$99,000.

      Mr. Joseph J. Saker received a lump sum distribution of $403,878 in January 1995, representing the amount of his vested interest in the pension plan.

                  FOODARAMA SUPERMARKETS, INC. AND SUBSIDIARIES


DIRECTORS' COMPENSATION

      All non-employee directors receive, in addition to reimbursement for their reasonable expenses associated with attendance at meetings of the Board, an annual retainer fee of $15,000 payable quarterly in advance (prior to June of 2002 the annual retainer fee was $12,000), and a participation fee of $1,000 for each meeting of the Board attended. All non-employee members of the Audit Committee receive, in addition to reimbursement for their reasonable expenses associated with attendance at Audit Committee meetings, a fee of $1,000 for each Audit Committee meeting attended if held on a day other than a day on which a Board meeting is held, and a fee of $500 for each Audit Committee meeting attended if held on the same day as a meeting of the Board. All non-employee members of the Stock Option Committee receive, in addition to reimbursement for their reasonable expenses associated with attendance at Stock Option Committee meetings, a fee of $500 for each Stock Option Committee meeting attended if held on a day other than a day on which a Board meeting is held.

      The Company paid a total of $68,250 during the fiscal year ended November 2, 2002 to directors who are not employees of the Company.


COMPLIANCE WITH REPORTING REQUIREMENTS

      Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes of ownership on Forms 3,4 and 5 with the SEC. Executive officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file.

      Based solely on the Company's review of the copies of such forms it has received, the Company believes that, during the fiscal year ended November 2, 2002, all of its executive officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to reports required to be filed by Section 16(a) of the Exchange Act.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

      For the fiscal year ended November 2, 2002, the full Board performed the functions of a board compensation committee. Executive officers who served on the Board were Mr. Joseph J. Saker, Chairman of the Board and Chief Executive Officer, and Mr. Richard J. Saker, President, Chief Operating Officer, and Secretary. The Board acted on matters of compensation for the Chief Executive Officer and the Chief Operating Officer, with each of such officers abstaining from any compensation decisions relating specifically to them.

COMPENSATION REPORT OF THE BOARD OF DIRECTORS

      The Company's independent directors are responsible for determining the compensation of the Company's Chief Executive Officer and its Chief Operating Officer. These two officers do not limit their functions to the distinct parameters typically associated with their respective titles. Instead, they actively share the responsibilities attendant to both of these offices in their management of the business. Accordingly, a comparative assessment of the compensation paid for their respective positions is impracticable, because a comparison of compensation based on mutually-exclusive job titles would not yield results commensurate with the combined contributions of these officers.

      In order to arrive at an appropriate level of compensation for the Company's Chief Executive Officer and Chief Operating Officer for the fiscal year ended November 2, 2002, the independent directors considered a variety of factors presented in this report. The Company's independent directors not only reviewed market compensation levels for chief executive officers and chief operating officers of similarly-sized grocery retailing organizations throughout the country, but they also considered a "management service fee" approach to this determination. The management service fee concept uses competitive data to evaluate appropriate relative compensation levels between a corporation's chief executive officer and chief operating officer in circumstances where the duties of these offices overlap. This concept more accurately recognizes the value to the Company of the shared efforts of its senior management and the importance of such efforts in achieving seamless management succession.

                                 PROXY STATEMENT


      The Company's financial performance and other achievements during the fiscal year ended November 3, 2001 were considered by the Company's independent directors in determining compensation levels for the Company's Chief Executive Officer and Chief Operating Officer for fiscal 2002. Sales, income from operations, EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) and net income increased substantially in fiscal 2001 despite difficult market conditions. In addition, the Company's stock proved to be one of the top performing securities listed on the American Stock Exchange in 2001.

      In addition, during the fiscal year ended November 3, 2001, the Company's Chief Operating Officer assumed the duties and responsibilities associated with representing the Company with Wakefern, including serving as a member of the Wakefern Board of Directors. These responsibilities had previously been undertaken by the Company's Chief Executive Officer. The independent directors took this shift of responsibility into consideration when making compensation decisions. In addition, the independent directors considered the fact that both the Chief Executive Officer and the Chief Operating Officer of the Company have personally guaranteed significant amounts of indebtedness owed by the Company to Wakefern.

      After careful consideration of the various factors, including, among others, the facts referenced above, the independent directors determined that the base salaries for both the Chief Executive Officer and Chief Operating Officer should be increased for the fiscal year ended November 2, 2002. See "Executive Compensation--Summary Compensation Table."

      The Company's Chief Executive Officer and Chief Operating Officer make determinations with respect to cash compensation paid to other executive officers of the Company. In addition to considering market comparisons, salaries paid to executive officers are based on the executive's level of responsibility, experience in his role, and overall performance and condition of the Company and the economy at large.

      The Company's Board is responsible for administration of the Company's 2002 Incentive Compensation Plan. Pursuant to the 2002 Incentive Compensation Plan, the Company has undertaken to pay incentive compensation to designated employees if it achieved certain adjusted pre-tax profit levels. The terms of the Company's 2002 Incentive Compensation Plan are generally consistent with the terms of incentive compensation plans adopted and approved by the Company for prior fiscal years. Pursuant to the Company's 2002 Incentive Compensation Plan, the Board awarded cash incentive compensation to certain non-union salaried employees of the Company, including Mr. Joseph J. Saker and Mr. Richard J. Saker. See "Executive Compensation--Summary Compensation Table."

      The Stock Option Committee of the Board, which consists of its outside directors, administers the Company's 2001 Plan. The 2001 Plan enables the Company to grant stock-based and other forms of incentives, including stock options, stock appreciation rights, phantom stock, and restricted stock, among others. The Stock Option Committee may select from among these types of awards, and may combine different types of awards within individual grants, to establish individual grants affording long-term incentives, for the purpose of better aligning the interests of the Company's management with those of its shareholders. The Stock Option Committee did not grant any awards to the Company's key executives and directors during the fiscal year ended November 2, 2002.

      Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 (per person) on the amount of compensation that may be deducted by a public company in any year for compensation paid to each of a corporation's Named Officers. Qualifying performance based compensation is not subject to the deduction limit if certain requirements are satisfied. The grant of options to the Named Officers in 2001 under the 2001 Plan does not qualify as performance based compensation. The exercise of these options could result in deductible compensation in excess of the limit imposed by Section 162(m). The Board may award compensation that may be non-deductible under Section 162(m) when, in the exercise of its business judgment, such award would be in the best interests of the Company. The Section 162(m) limitation has not yet had any effect upon the Company and its ability to deduct, for tax purposes, compensation paid to its Named Officers.

      The Company's independent directors believe that the best interests of the Company and its shareholders are served by the Company's current compensation programs. The Board members will continue to review the Company's compensation plans periodically to determine what changes, if any, should be implemented to their structure, taking into account the Company's financial condition and performance.

Submitted by:    Charles T. Parton
                 Albert A. Zager
                 Robert H. Hutchins

                  FOODARAMA SUPERMARKETS, INC. AND SUBSIDIARIES


PERFORMANCE ANALYSIS

      Set forth below is a line graph comparing the cumulative total return of the Company, the AMEX Wholesale & Retail Trade Index, the Standard & Poor's 500 Composite Stock Price Index and the AMEX Composite Index for the five years commencing November 1, 1997 and ended November 2, 2002.

                          FOODARAMA SUPERMARKETS, INC.
                            PRICE PERFORMANCE GRAPH

                              [LINE GRAPH OMITTED]

CERTAIN TRANSACTIONS

(a) Transactions with Management and Certain Business Relationships

      As required by the By-Laws of Wakefern, the obligations owed by the Company to Wakefern are personally guaranteed by Joseph J. Saker, Richard J. Saker, Joseph J. Saker, Jr. (effective as of February 2003) and Thomas A. Saker. As of November 2, 2002 the Company was indebted to Wakefern in the amount of approximately $31,935,000 for current charges in the ordinary course of business. Wakefern presently requires each of its shareholders to invest up to $550,000 in Wakefern's non-voting capital stock for each store operated by it, computed in accordance with a formula based on the volume of such store's purchases from Wakefern. As of November 2, 2002, the Company had a 15.6% investment in Wakefern of $11,805,000. As a shareholder member of Wakefern, the Company earns a share of any annual Wakefern patronage dividend. The dividend is based on the distribution of operating profits on a pro rata basis in proportion to the dollar volume of business transacted by each member with Wakefern during each fiscal year. As of November 2, 2002, the Company was indebted in connection with an investment in Wakefern. The debt of $1,315,000 was non-interest bearing and payable in scheduled installments over a period of up to six years. Additional information with respect to the Company's relationship with Wakefern is contained in the Company's 2002 Annual Report on Form 10-K and in the notes to the Company's 2002 financial statements.

     The Company also has an investment in Insure-Rite, Ltd., another company affiliated with Wakefern, of $953,000 as of November 2, 2002. Insure-Rite, Ltd. provides the Company with a portion of its liability insurance coverage with the balance paid through Wakefern to a private carrier. The Company paid $4,364,000 for such insurance coverage in fiscal 2002 and believes that such amount is comparable to the amount that would be charged by a similarly situated unaffiliated general liability and property insurer.

      The Company leases from Joseph J. Saker, the Chairman of the Company, and his wife, doing business as Saker Enterprises, a 57,000 square foot supermarket in Freehold, New Jersey, under a lease expiring December 31, 2018, and provides for four five year extension options. The Company also leases from Saker Enterprises a 5,200 square foot garden center building and 5,000 square feet of yard area under a lease expiring December 31, 2003 and 9,000 square feet of space for its liquor store under a lease expiring December 31, 2003, both of which are located in the same shopping center as the supermarket. During the fiscal year ended November 2, 2002, an aggregate amount for rent (including taxes and insurance) of $891,000 was paid by the Company to Saker Enterprises for the supermarket, garden center and liquor store.

                                 PROXY STATEMENT


      The Company subleases from Wakefern a supermarket in East Windsor, New Jersey under a sublease expiring in 2008. The Company also subleases from Wakefern a supermarket in Marlboro, New Jersey under a sublease expiring in 2006. During the fiscal year ended November 2, 2002, aggregate amounts for rent of $1,090,000 and $837,000 were paid by the Company to Wakefern for the East Windsor supermarket and the Marlboro supermarket, respectively. Upon expiration of these subleases, the underlying leases will be assigned to and assumed by the Company provided that certain conditions, which include the absence of defaults by the Company in its obligations to Wakefern and the Company's lenders, and the maintenance of a specified level of net worth, are satisfied. The term of the leases for the East Windsor and Marlboro supermarkets expire in 2018 and 2021, respectively.

      During the fiscal year ended November 2, 2002, in connection with the stock repurchase program announced by the Company on June 8, 2001, the Company repurchased a total of 102,853 shares of which 101,553 shares were repurchased in privately negotiated transactions. 6,377 of these shares were owned by a member of the family of Joseph J. Saker, the Company's Chairman, and were purchased for an average price per share of $39.52.

      The Company believes that the terms of the foregoing transactions are comparable to those available from non-affiliated persons under similar circumstances.

(b)  Indebtedness of Management
     None.


PROPOSAL 2:
APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO ELIMINATE THE CLASSIFIED BOARD OF DIRECTORS

Background Information

      The Company's Restated Certificate of Incorporation, dated May 15, 1970, as amended by Certificates of Amendment dated October 17, 1986, May 12, 1987, February 16, 1993, May 20, 1996 and May 14, 2002 (collectively, the "Certificate of Incorporation"), currently provides for a classified board of directors with each director serving a five-year term. Historically, the Company's board had not been classified. However, in proxy materials circulated prior to the 2002 Annual Meeting of Shareholders, the Company's Board proposed to its shareholders the adoption of a classified board, for various reasons that the Board believes were in the best interests of the Company. Chief among these reasons was the likelihood that continuity and stability in leadership and the policies formulated by the board would be enhanced by providing that each director would serve a five-year term rather than a one-year term, with only approximately one-fifth of the directors subject to election each year.

      Following the Company's distribution of its proxy materials, and prior to the 2002 Annual Meeting of Shareholders, the directors and certain executive officers of the Company were named as defendants in a shareholder derivative action alleging, among other things, that the proposal to classify the Company's board was injurious to the Company's shareholders. Notwithstanding the pending claims, at the 2002 Annual Meeting of Shareholders, the Company's proposal to adopt a classified board of directors was approved by two-thirds of its voting shareholders, and the Company's Certificate of Incorporation was amended to implement the action of the shareholders.

      Recently, the Company has engaged in settlement discussions with the shareholders who initiated the legal action against the Company's directors and executive officers. The parties to the litigation have tentatively agreed on a settlement proposal, subject to, among other things, approval by the Superior Court of New Jersey, Middlesex County, the court in which the derivative action is pending (the "Court"), and by the Company's directors and officers liability insurance carrier. Pursuant to the terms of the proposed settlement, 1) the Company's five-year classified board will be eliminated and the defendants will agree not to submit any proposal to the shareholders of the Company in connection with the implementation of a classified board for five years from the date of final approval of the settlement; 2) the 2001 Plan will be amended so that the maximum number of shares that can be awarded to any individual thereunder shall be 50,000; and 3) the 2001 Plan will be amended to require that the exercise price of any options or other stock based compensation granted thereunder, following the date of final approval of the settlement, shall be equal to the closing market price of the Company's stock on the date of grant. In addition, Joseph J. Saker, Chairman and Chief Executive Officer of the Company, will return to the Company 10,000 stock options previously awarded to him under the 2001 Plan. The Plaintiffs have also informed the Defendants that they intend to seek an award of attorneys fees, however, it is not possible to predict the amount of the fees that may be awarded.

      The Company remains convinced that its directors acted in the best interests of the shareholders by proposing the adoption of the classified board. However, the Company does not believe that its shareholders' interests are best served by diverting the Company's financial and managerial assets in a protracted defense of the shareholder derivative claims against its directors and officers. Accordingly, the Company and its directors have tentatively agreed upon the settlement proposal described above. Because the plaintiffs' claims were initiated as a shareholder derivative action, the proposed settlement cannot be implemented without a formal written settlement agreement being entered into, notice of the settlement terms and an opportunity to object to the terms being given to the Company's shareholders and Court approval of the settlement.

                  FOODARAMA SUPERMARKETS, INC. AND SUBSIDIARIES


      Additionally, the Board of Governors of the American Stock Exchange, the exchange on which the Company's shares are currently traded, recently has approved corporate governance proposals which are pending review and approval by the SEC. The proposed rules, if approved by the SEC, would prohibit the Company from having a classified board consisting of more than three classes of directors and directors' terms of more than three years. Accordingly, under the proposed rules, in order to maintain its listing on the American Stock Exchange, the Company would have to amend its Certificate of Incorporation to eliminate the classified board of directors as it currently exists.

      If the proposed settlement is approved by the Court and the Company's directors and officers liability insurance carrier, the provision of the settlement proposal requiring the elimination of the classified board cannot be implemented without an amendment to the Company's Certificate of Incorporation approved by shareholders. Accordingly, the Company has proposed that its Certificate of Incorporation be amended to eliminate the classified board; provided, that no such amendment shall be made unless and until a final, binding and non-appealable order approving the terms of the settlement, including a term requiring the elimination of the classified board, has been entered by the Court.

      The provisions of the Certificate of Incorporation establishing the classified board may only be amended, altered or repealed by the affirmative vote of the holders of at least sixty-six and two-thirds percent (662/3%) of the combined voting power of the outstanding shares of stock of the Company entitled to vote generally in the election of directors, voting together as a single class.

Description of Proposed Amendment

      Approval of this proposal would authorize the Company to amend subsection
(a) of Article Sixth of the Certificate of Incorporation, subject to the condition of Court approval of the settlement described above, to eliminate the classified board. Article Sixth currently divides the board into five separate classes of directors as nearly equal in number as possible. The directors serve for staggered terms of five years and until their respective successors are duly elected and qualified (except in cases where no successor is elected due to a reduction in the size of the board), or until their earlier resignation, removal, death or incapacity. Because the board is classified, shareholders elect only one-fifth (or, if one of the classes has more than one director, approximately one-fifth) of the directors at each annual meeting. Except for Mr. Joseph Saker, terms of directors elected at the Company's 2002 annual meeting are currently for less than five years since the classified board was implemented in 2002 and the term of one class of directors expires at each annual meeting of the Company's shareholders. Specifically, subsection (a) of Article Sixth currently provides as follows:

     The number of directors of the Corporation shall be the number, not less than three (3) nor more than eleven (11), fixed from time to time by the Board of Directors. The Board of Directors shall be divided into five classes, designated Class I, Class II, Class III, Class IV and Class V, as nearly equal in number as possible, and the term of office of directors of one class shall expire at each annual meeting of shareholders, and in all cases as to each director until his successor shall be elected and shall qualify (except in cases where no successor is elected due to a reduction in the size of the Board of Directors) or until his earlier resignation, removal from office, death or incapacity. The initial term of office of directors of Class I shall expire at the annual meeting of shareholders in 2003; that of Class II shall expire at the annual meeting of shareholders in 2004; that of Class III shall expire at the annual meeting of shareholders in 2005; that of Class IV shall expire at the annual meeting of shareholders in 2006; and that of Class V shall expire at the annual meeting of shareholders in 2007; and in all cases as to each director until his successor shall be elected and shall qualify (except in cases where no successor is elected due to a reduction in the size of the Board of Directors) or until his earlier resignation, removal from office, death or incapacity. At each annual meeting of shareholders after 2002, the number of directors equal to the number of directors of the class whose term expires at the time of such meeting (or, if less, the number of directors properly nominated and qualified for election) shall be elected by a plurality vote of the shareholders to hold office until the fifth succeeding annual meeting of shareholders after their election and until their successors are elected and qualify. Additional directorships resulting from an increase in the number of directors shall be apportioned among the classes as equally as possible. Vacancies, including vacancies created by an increase in the size of the Board of Directors, shall be filled by the affirmative vote of a majority of the remaining Board of Directors, though less than a quorum, but any such director so elected shall hold office until the next succeeding annual meeting of shareholders. At such annual meeting, such director or a successor to such director shall be elected and qualified in the class to which such director is assigned to hold office for the term or remainder of the term of such class. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. Any election or removal of a director by the Corporation's shareholders shall be undertaken by a vote of the shareholders at a meeting thereof and shall not be effected by written consent. The directors need not be residents of the State of New Jersey and thedirectors need not be shareholders of the Corporation. This subsection
     (a) of this Article Sixth shall not be amended, altered or repealed except by the affirmative vote of the holders of not less than sixty-six and two-thirds percent (662/3%) of the combined voting power of the then-outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

                                 PROXY STATEMENT


      If this proposal is approved, the Company will amend its Certificate of Incorporation to eliminate the classified board of directors; provided, that a final, binding and non-appealable order approving the terms of the settlement, including a term requiring the elimination of the classified board, has been entered by the Court. If the Certificate of Incorporation is so amended, all of the Company's directors would be elected at each annual meeting of shareholders for terms which expire at the next annual meeting of shareholders and until their successors are duly elected and qualified. Subsection (a) of Article Sixth, if amended, would read as follows:

     The number of directors of the Corporation shall be the number, not less than three (3) nor more than eleven (11), fixed from time to time by the Board of Directors. The term of office of directors shall expire at each annual meeting of shareholders, and in all cases as to each director until his successor shall be elected and shall qualify (except in cases where no successor is elected due to a reduction in the size of the Board of Directors) or until his earlier resignation, removal from office, death or incapacity. Vacancies, including vacancies created by an increase in the size of the Board of Directors, shall be filled by the affirmative vote of a majority of the remaining Board of Directors, though less than a quorum, and any such director so elected shall hold office until the next succeeding annual meeting of shareholders. A majority of the directors shall constitute a quorum for the transaction of business, unless the bylaws shall provide that a different number shall constitute a quorum, which in no case shall be less than one-third of the total number of directors, nor less than two directors. Any election or removal of a director by the Corporation's shareholders shall be undertaken by a vote of the shareholders at a meeting thereof and shall not be effected by written consent. No director may be removed by the shareholders except for cause. The directors need not be residents of the State of New Jersey and the directors need not be shareholders of the Corporation. This subsection (a) of this Article Sixth shall not be amended, altered or repealed except by the affirmative vote of the holders of not less than sixty-six and two-thirds percent (662/3%) of the combined voting power of the then-outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Discussion of Proposed Amendment

      Approval of the proposed amendment requires the affirmative vote of the holders of at least sixty-six and two-thirds percent (662/3%) of the combined voting power of the outstanding shares of stock of the Company entitled to vote generally in the election of directors, voting together as a single class. If the amendment to the Company's Certificate of Incorporation is not approved by the affirmative vote of the holders of at least sixty-six and two-thirds percent (662/3%) of the combined voting power of the outstanding shares of stock of the Company entitled to vote generally in the election of directors, voting together as a single class, then the Certificate of Incorporation may not be amended. If the amendment of the Certificate of Incorporation is not approved, then the settlement of the derivative litigation cannot be implemented on the terms proposed. It is not clear at this time what consequences with regard to the proposed settlement would result if the amendment to the Certificate of Incorporation was not approved.

      If the shareholders approve the proposed amendment to the Company's Certificate of Incorporation by the required shareholder vote, then if and only if the elimination of the classified board of directors remains as a term of a final and binding settlement agreement between the Company and the plaintiff shareholders, and a final, binding and non-appealable order approving the terms of the settlement has been entered by the Court, the Company shall file the amendment with the New Jersey Department of Treasury, Division of Revenue and the amendment shall become effective. In addition to eliminating the classified board, the proposed amendment also provides that the shareholders may remove a director only for cause. Previously, this restriction on removal applied to the Company because of a statute which prevents removal without cause of directors who are part of a classified board. Because the Company's classified board will be eliminated, the Company's Certificate of Incorporation must expressly prohibit removal of directors without cause in order for this restriction to continue to apply.

      The proposed amendment to eliminate the classified board may reduce the time required to effect a change in control of the board. With a classified board of directors, one director per class, it would take at least three annual meetings for a majority of the shareholders to effect a change in control of the board, because only a minority of the directors would be elected at each annual meeting. Without a classified board of directors, a change in control of the board can be made by shareholders holding a majority of the Company's shares at a single annual meeting. The adoption of the proposal to allow the Company to amend the Certificate of Incorporation to eliminate the classified board may make removal of management easier, even if such removal would not be beneficial to shareholders generally. The Board presently has no plans, arrangements, commitments or undertakings with respect to increasing or decreasing the size of the board.

      If the proposed amendment to the Company's Certificate of Incorporation is authorized and becomes effective, it will determine the manner in which the director is to be elected in connection with Proposal No. 1. If the proposed amendment is approved and becomes effective, the Class I director, Robert H. Hutchins, whose term expires in 2003, will be elected for a one-year term. In addition, if the proposed amendment becomes effective, all of the Company's directors will be elected at the 2004 Annual Meeting of Shareholders to serve until the 2005 Annual Meeting. If the proposed amendment is not approved, or does not become effective, then the Class I director will be elected this year for a term of five years, and the directors representing Classes II through V will be elected in turn at the next four Annual Meetings. For information regarding the nominee for election to the board at the 2003 Annual Meeting and incumbent directors of the Company, see "Election of Directors."

                  FOODARAMA SUPERMARKETS, INC. AND SUBSIDIARIES


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO ELIMINATE THE CLASSIFIED BOARD OF DIRECTORS.


INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

      The firm of Amper, Politziner & Mattia, P.C., Independent Certified Public Accountants, was retained as auditors to the Company for the year ended November 2, 2002 by the Audit Committee of the Board of Directors. A representative of Amper, Politziner & Mattia, P.C. will be present at the Annual Meeting to make a statement, if desired, and to respond to appropriate questions.


ANNUAL REPORT

      The Company's Annual Report to shareholders for the fiscal year ended November 2, 2002, including financial statements, which Annual Report is not part of this proxy solicitation material, is being mailed to shareholders with the proxy solicitation.


OTHER BUSINESS

      Management is not aware at this time of any other matters to be presented for action. If, however, any other matters properly come before the Annual Meeting, unless otherwise directed, the persons named in the proxy intend to vote in accordance with their judgment on the matters presented.


PROXY SOLICITATION

      The cost of solicitation of proxies will be borne by the Company. Such solicitation will be made by mail and may also be made by the Company's directors, officers, or regular employees personally or by telephone or telegraph. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners of shares and will be reimbursed by the Company for their reasonable expenses. The Company does not expect to pay any compensation to third parties for the solicitation of proxies unless such solicitation has been requested by the Company.


SHAREHOLDER PROPOSALS

      A shareholder of the Company who wishes to present a proposal for action at the Company's 2004 annual meeting of shareholders must submit such proposal to the Company and such proposal must be received by the Company by December 2, 2003.


ANNUAL REPORT ON FORM 10-K

      On written request, the Company will provide without charge to each record or beneficial holder of the Company's Common Stock, a copy of the Company's Annual Report on Form 10-K as filed with the SEC for the fiscal year ended November 2, 2002. Requests should be addressed to Mr. Joseph C. Troilo, Senior Vice President--Financial Administration, Foodarama Supermarkets, Inc., 922 Highway 33, Building 6, Suite 1, Freehold, New Jersey 07728.


                                           By Order of the Board of Directors,

                                           /s/ Richard J. Saker

Howell, New Jersey                         Richard J. Saker,
March 31, 2003                             Secretary